Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid		$307,632,000.00(1)(2)	0.0000927	$28,517.49(3)
Fees Previously Paid		—		—
	Total Transaction Valuation	$307,632,000.00
	Total Fees Due for Filing			$28,517.49
	Total Fees Previously Paid			—
	Total Fee Offsets			—
	Net Fee Due			$28,517.49

(1)	In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of PropTech Investment Corporation II (the “Company”) to which this transaction applies is estimated, as of July 13, 2022, to be 31,200,000 shares of Company Class A common stock, which consists of the maximum number of shares of Company Class A common stock issuable upon the exchange of Class B Units of RW National Holdings, LLC or Company Class B common stock, estimated to be issued or issuable in connection with the business combination described in the proxy statement.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of July 11, 2022, based on the product of (i) 31,200,000 shares of Company Class A common stock and (ii) $9.86, the average of the high and low trading prices of Company Class A common stock on July 11, 2022 (within five business days prior to the date of the proxy statement).

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.0000927.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—